Exhibit 99.2

China Organic Agriculture Announces Joint Venture with Premium Wine Producer East Star Wine Company

      Rapid Growth of Asian Demand for Ultra-Premium Ice Wines Provides Potential Opportunity for CNOA to Capture Significant Market Share

      Business Wire

      LOS ANGELES & LIAONING, China -- December 05, 2008

      China Organic Agriculture, Inc. (OTCBB: CNOA), an international diversified premium food products company capitalizing on China's burgeoning domestic consumer demand, today announced a Chinese-foreign equity joint venture with China-based Xinbin Manchu Autonomy County East Star Wine Company Ltd.

      The joint venture, to be branded Asia Star Ice Wine Company Ltd., will market and sell premium and specialty ice wines through CNOA's distribution subsidiary, Dalian Ankang. Initial output of both premium wines and ice wines are projected at approximately 2,000 tons. China Organic will own 60% of the new entity.

      China, Canada, Germany and Austria are the only countries in the world possessing the unique climate required to produce ice wine, which results from the harvesting and processing of a specific type of grape and consistent temperatures below -10 degrees Celsius.

      "Asian demand for ice wine accounts for 60% of Canada's top ice wine exports since 2004," said Jinsong Li, Chief Executive Officer of China Organic Agriculture. "Through this relationship, we believe we can capture a significant portion of the rapidly growing domestic Asian market for luxury ice wines as well as other high quality offerings in several closely-related categories."

      The core activities of the newly formed joint venture company are expected to include the processing and distribution of red wine, ice wine, blueberry ice wine, and blueberry drinks and the processing and distribution of grapes and blueberries.

      The Asia Star joint venture is characteristic of the type of acquisition or business relationship that can provide opportunities for CNOA to achieve a significant market share in the distribution and sale of premium wines in China.

      While there are currently 600 million urban Chinese, that number is expected to grow to over 1 billion by 2020. The burgeoning Chinese middle class now includes more than 200 million people and is growing rapidly. Given the growing affluence of China's premium food products consumers, China Organic's management believes that the division has the potential to deliver significant revenues for the next several decades.

      China has been labeled as the sleeping giant of the wine industry. Consumption of wines, especially foreign wines, has increased 50 percent from 2000-2005 and looks to be exceeding that growth by a further 70 percent for the balance of the decade. Demand is growing rapidly and supply of foreign wines is extremely tight.

      Recent guidance released by CNOA evidences the growth potential into fiscal 2009 and beyond: Q4 2008 revenue $54 million versus $15.7 million Q4 2007 * Full year 2008 revenue $113 million versus $44.5 million FY 2007 Q4 2008 net income $11 million versus $3.9 million Q4 2007. * Full year 2008 net income $20 million versus $13.5 million FY 2007

Q4 2008 EPS $0.15. Full year 2008 EPS $0.29

      The above figures include our recent $8.7 million sale of our ErMaPao rice division as well as the October 2008 acquisition of Dalian Huiming, a major agricultural trading company with fiscal 2007 revenues and earnings of $40.2 million and $2.7 million respectively.

      About China Organic Agriculture

      China Organic Agriculture is a high growth international food products company capitalizing on China's burgeoning domestic demand for premium products due to an expanding class of consumers with the ability to acquire premium food products.

      The Company has developed an extensive distribution network throughout China including Beijing, Shanghai and Nanjing. The Company is positioned to leverage this network to increase market penetration with broad distribution of agricultural, food and related premium products. The Company has experienced significant growth since its inception in 2002 and continues to implement a number of strategic initiatives to further expand revenues and earnings. For more information, please visit:

      www.chinaorganicagriculture.com.

      FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

   Contact:

   China Organic Agriculture, Inc.
   Steve Wan, 310-441-9777
   stevewan@chinaorganicagriculture.com
   or
   Kate Ou, 646-200-6322
   kateou@chinaorganicagriculture.com
   or
   China America Financial Communications Group
   Darren Minton, 212-823-0523
   chinaorganic@cafcg.com